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                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
TIMCO Aviation Services, Inc. and subsidiaries:

We consent to incorporation by reference in the registration statement numbers 333-07021 on Form S-8 and 333-51479-01 on Post-Effective Amendment No. 1 on Form S-8 to Form S-4 of TIMCO Aviation Services, Inc. and subsidiaries of our report dated March 28, 2003, except for note 18, which is as of May 14, 2003, with respect to the consolidated balance sheet of TIMCO Aviation Services, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of operations, stockholders' deficit and comprehensive income and cash flows and financial statement schedule of valuation and qualifying accounts for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of TIMCO Aviation Services, Inc. and subsidiaries.

Our report dated March 28, 2003, except for note 18, which is as of May 14, 2003, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has net working capital and stockholders' deficits that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


KPMG LLP

Greensboro, North Carolina
May 14, 2003